AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
                                OCTOBER 31, 2000

                        REGISTRATION NO. 333-___________

                      -------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                      ------------------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                     --------------------------------------

                             RAVENSWOOD WINERY, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   CALIFORNIA                                94-3026706
(STATE OR OTHER JURISDICTION OF INCORPORATION OR          (I.R.S. EMPLOYER
                 ORGANIZATION)                         IDENTIFICATION NUMBER)


                               18701 GEHRICKE ROAD
                                SONOMA, CA 95476

                                 (707) 938-1960
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           ---------------------------

                                 W. REED FOSTER
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                             RAVENSWOOD WINERY, INC.
                               18701 Gehricke Road
                                Sonoma, CA 95476

                                 (707) 938-1960
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
              INCLUDING AREA CODE, OF AGENT FOR SERVICE OF PROCESS)

                           ---------------------------


                                   COPIES TO:
                                  MARIA PIZZOLI
                           FARELLA BRAUN + MARTEL LLP
                              235 MONTGOMERY STREET
                             SAN FRANCISCO, CA 94104

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 CALCULATION OF REGISTRATION FEE
                                               PROPOSED MAXIMUM      PROPOSED MAXIMUM
TITLE OF SHARES TO BE       AMOUNT TO BE      OFFERING PRICE PER    AGGREGATE OFFERING   AMOUNT OF REGISTRATION
      REGISTERED             REGISTERED            SHARE(1)               PRICE                    FEE
     Common Stock          300,000 shares         $14.1875              $4,256,250               $1,123.65

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act and based on the average of the reported last high and low sales prices on the Nasdaq National Market on October 27, 2000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING ANY OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             PRELIMINARY PROSPECTUS
                 SUBJECT TO COMPLETION, DATED OCTOBER 31, 2000

                                 300,000 SHARES

                             RAVENSWOOD WINERY, INC.
                               18701 Gehricke Road
                                Sonoma, CA 95476

                                  COMMON STOCK

This prospectus relates to the resale of up to 300,000 shares of our common stock by one of our current shareholders. Once issued, the prices at which such shareholder may sell the shares will be determined by the prevailing market for the shares at the time of sale or in negotiated transactions. We will not receive any proceeds from the sale of shares offered under this prospectus.

Our common stock is traded on the Nasdaq National Market under the symbol "RVWD." The closing price on October 27, 2000 was $14.25.


                             -----------------------

THE SHARES OF COMMON STOCK OF RAVENSWOOD WINERY, INC. OFFERED OR SOLD UNDER THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK.
SEE "RISK FACTORS" BEGINNING ON PAGE 4.


                            ------------------------


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   THIS PROSPECTUS IS DATED _______ __, 2000.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

THE COMPANY...................................................................3

RISK FACTORS .................................................................4

FORWARD-LOOKING INFORMATION...................................................9

USE OF PROCEEDS...............................................................9

DILUTION......................................................................9

PLAN OF DISTRIBUTION..........................................................9

SELLING SHAREHOLDER..........................................................12

INDEMNIFICATION OF DIRECTORS AND OFFICERS....................................12

WHERE TO FIND MORE INFORMATION...............................................12

LEGAL MATTERS................................................................14

EXPERTS......................................................................14


WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OR STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION, REPRESENTATION OR STATEMENT NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.

                                   THE COMPANY

Ravenswood Winery, Inc. produces, markets and sells super-premium and ultra-premium wines exclusively under the Ravenswood brand name. The majority of the wines produced and sold by Ravenswood are red wines, including Merlot, Cabernet Sauvignon and, particularly, Zinfandel. Ravenswood also produces several white wines including Chardonnay.

The  principal  executive  offices of Ravenswood  are located at 18701  Gehricke
Road, Sonoma, CA 95476 and its telephone number at this location is (707) 938-1960.

                                  RISK FACTORS

A reduction in consumer demand for premium red wines could affect our business

         Because a large percentage of the wines we produce are premium red wines, including Merlot, Cabernet Sauvignon and, in particular, Zinfandel, our business would be harmed if consumer demand for red wines in general, or Zinfandel in particular, failed to grow or declined. An overall reduction in consumer demand for premium wine would also harm our business.

A reduction in the supply of grapes and bulk wine available to us from the independent grape growers and bulk wine suppliers on whom we rely could reduce our annual production of wine

         We rely on annual contracts, some of which are not in writing, with over 80 independent growers to purchase substantially all of the grapes used in our wine production. We cannot provide assurance that we will be able to contract for the purchase of grapes at acceptable prices from these or other suppliers in the future. The terms of many of our purchase agreements also constrain our ability to discontinue purchasing grapes in circumstances where we might want to do so. Those agreements typically provide that, while either party may terminate the agreement at any time, both parties must continue to abide by its terms for three years following termination.

         We are dependent on bulk wine suppliers for the production of several of our wines, particularly our Vintners Blend Series. We do not have contracts with bulk wine suppliers or agreements that would protect us from fluctuations in the price or availability of bulk wine. The availability and price of bulk wine significantly affect the quality and production levels of our products that contain bulk wine. The price, quality and available quantity of bulk wine have fluctuated in the past. It is possible that we will not be able to purchase bulk wine of acceptable quality at acceptable prices and quantities in the future, which could increase the cost or reduce the amount of wine we produce for sale. This could cause reductions in our sales and profits.

Bad weather, plant diseases, pests, including the glassy-winged sharpshooter, and other factors could reduce the amount or quality of the grapes we need to produce our wines

         A shortage in the supply of quality grapes may result from the occurrence of any number of the factors which determine the quality and quantity of grape supply, such as weather conditions, pruning methods, the existence of diseases and pests, and the number of vines producing grapes, as well as the level of consumer demand for wine. Any shortage could cause an increase in the price of some or all of the grape varieties required for our wine production and/or a reduction in the amount of wine we are able to produce, which could harm our business and reduce our sales and profits.

         For example, due to the effects of El Nino, the grape supply available to us for the 1998 harvest was lower than for the 1997 harvest, which we believe was an unusually large harvest. Therefore, the inventory of our 1998 vintage may be less than that of our 1997 vintage. As a result, the growth of our sales may be limited in fiscal year 2001, when a portion of our 1998 vintage will be released for sale.

         Factors which reduce the quantity of grapes may also reduce their quality, which in turn could reduce the quality or amount of wine we produce. A deterioration in the quality of our wines could harm our brand name, and a decrease in our production could reduce our sales and profits.

         Although we grow only a small portion of the grapes we use, our business is still subject to numerous agricultural risks. Most of the vineyards that supply our grapes are primarily planted to rootstocks believed to be resistant to Phylloxera, a pest that feeds on susceptible grape rootstocks. We purchase grapes from regions in California in which the glassy-winged sharpshooter has, or may be encountered. The glassy-winged sharpshooter can transmit Pierce's Disease to vineyards. This disease is often fatal to wine grape vines. To date, our access to supplies of grapes and bulk wine has not been negatively impacted by the spread of the glassy-winged sharpshooter or Pierce's Disease. However, we cannot be certain that these vineyards, or vineyards from which we obtain grapes in the future, will not become susceptible to current or new strains of Phylloxera, plant insects, such as the glassy-winged sharpshooter, or diseases, such as Pierce's Disease. Any resulting reduction in grape supply could reduce our sales and profits.

An oversupply of grapes may also harm our business by increasing the supply of wine sold by our competitors

         The recent increase in demand for premium wine has resulted in the planting of additional vineyards, both domestically and internationally, and the replanting of existing vineyards to greater densities, which could result in a significant increase in the supply of premium wine grapes. An oversupply of grapes may significantly increase the amount of premium wine produced. An increase in the supply of premium wines could harm our business because we only produce premium wines. Oversupply may also increase the amount of premium wine available to our distributors and retail outlets, which would increase competition in our distribution channels.

The loss of Mr. Foster, Mr. Peterson or other key employees would damage our reputation and business

         We believe that our success largely depends on the continued employment of a number of our key employees, including W. Reed Foster, our chairman and chief executive officer, and Joel E. Peterson, our president and winemaker. Any inability or unwillingness of Mr. Foster, Mr. Peterson or other key management team members to continue in their present capacities could harm our business and our reputation. For instance, if Mr. Peterson's relationship with Ravenswood were to terminate for any reason, we would need to find a successor winemaker. We cannot be certain that we could find or hire a successor winemaker with skills equivalent to those of Mr. Peterson.

Because a significant amount of our sales is made through brokers, a change in our relationship with any of them could harm our business

         In the 2000 fiscal year, approximately 75% of our gross sales were made through brokers. A change in our relationship with any of our brokers could harm our business and reduce our sales. Our most successful broker was responsible for 21% of our gross sales in the 2000 fiscal year, and our ten most successful brokers were responsible for 69% of our gross sales in the 2000 fiscal year.

Because some states have laws that prohibit distributor changes, our sales may be reduced if we cannot replace an under-performing distributor

         Our sales outside of California largely depend on the use of distributors. Our ten largest distributors accounted for approximately 23% of our gross sales for the 2000 fiscal year, and we expect that sales to our ten largest distributors will continue to represent a substantial portion of our sales in the future. The laws and regulations of several states prohibit distributor changes except under limited circumstances. As a result, it may be difficult for us to replace distributors that do not perform adequately, which may reduce our sales and profits.

Our business may be harmed if our distributors fail to market our products effectively

         We depend largely on our distributors in areas outside California to market our products to the restaurants and retail outlets they service. Other premium wine producers, as well as the producers of alternative beverages, compete for our distributors' marketing resources. A failure by our distributors to market our products as effectively as they, or other distributors, market our competitors' products could harm our business.

The market price of our stock may fluctuate due to seasonal fluctuations in our wine sales, operating expenses and net income

         We experience seasonal and quarterly fluctuations in sales, operating expenses and net income. We have managed, and will continue to manage, our business to achieve long-term objectives. In doing so, we may make decisions that we believe will enhance our long-term profitability, even if these decisions may reduce quarterly earnings. These decisions include: (a) when to release our wines for sale; (b) how to position our wines competitively; and (c) which grape and bulk wine sources to use to produce our wines. In addition, fluctuations in our distributors' inventory levels may affect our sales volume. These and other factors relating to seasonality and business decisions may cause fluctuations in the market price of our common stock.

         We also compete with popular, low-priced "generic" wines and with beer and other alcoholic and non-alcoholic beverages both for demand and for access to distribution channels

         Many of the producers of these beverages also have significantly greater financial, technical, marketing and public relations resources than we do. Our sales may be harmed to the extent any alternative beverages are introduced that compete with wine. We may not be able to compete successfully against these wine or alternative beverage producers.

A reduction in our access to, or an increase in the cost of, the third-party services we use to produce our wine could harm our business

         We utilize third-party facilities, of which there is a limited supply, for the production activities associated with our wines. Our inability in the future to use these or alternative facilities, at reasonable prices or at all, could increase the cost or reduce the amount of our production, which could reduce our sales and our profits. We do not have long-term agreements with any of these facilities. The activities conducted at outside facilities include: (a) crushing; (b) fermentation; (c) storage; (d) blending; and (e) bottling. Our reliance on these third-parties varies according to the type of production activity. As production increases, we may continue to rely upon these third-party production facilities. Reliance on third-parties will also vary with annual harvest volumes.

A failure to complete the expansion of our facilities as planned could limit our production of wine and harm our business

         We recently completed Phase I of our production facility, the Quarry Facility, and are currently utilizing it to full capacity. We are currently planning to expand the Quarry Facility, in order to increase our production capacity. Our failure to complete the expansion of the Quarry Facility, or otherwise expand our production capabilities, would limit our production capacity, would require greater use of third-party production facilities, and could reduce our sales and/or profits. We expect to utilize the entire Quarry Facility fully upon the completion of the contemplated expansion. As a result, any further expansion of our production capacity may require us to use third-party production facilities or to continue to expand our own production capacity. Our failure to expand our production capacity, or to secure capacity from third parties, either at acceptable prices or at all, could limit our production and reduce our sales and/or profits.

Adverse public opinion about alcohol may harm our business

         In recent years, activist groups have used advertising and other methods to inform the public about the societal harms associated with the consumption of alcoholic beverages. These groups have also sought, and continue to seek, legislation to reduce the availability of alcoholic beverages, to increase the penalties associated with the misuse of alcoholic beverages, or to increase the costs associated with the production of alcoholic beverages. Over time, these efforts could cause a reduction in the consumption of alcoholic beverages generally, which could harm our business and reduce our sales and profits.

         While a number of research studies suggest that moderate alcohol consumption may provide various health benefits, other studies conclude or suggest that alcohol consumption has no health benefits and may increase the risk of stroke, cancer or other illnesses. An unfavorable report on the health effects of alcohol consumption could significantly reduce the demand for wine, which could harm our business and reduce our sales and profits.

Contamination of our wines would harm our business

         Because our products are designed for human consumption, our business is subject to hazards and liabilities related to food products, such as contamination. A discovery of contamination in any of our wines, through tampering or otherwise, could result in a recall of our products. Any recall would significantly damage our reputation for product quality, which we believe is one of our principal competitive assets, and could seriously harm our business and sales. Although we maintain insurance to protect against these risks, we may not be able to maintain insurance on acceptable terms and this insurance may not be adequate to cover any resulting liability.

Increased regulatory costs or taxes would harm our financial performance

         The wine industry is regulated extensively by the Federal Bureau of Alcohol, Tobacco and Firearms, various foreign agencies, and state and local liquor authorities. These regulations and laws dictate various matters, including:

    o    Excise taxes
    o    Licensing requirements
    o    Trade and pricing practices
    o    Permitted distribution channels
    o    Permitted and required labeling
    o    Advertising
    o    Relationships with distributors and retailers

         Recent and future zoning ordinances, environmental restrictions and other legal requirements may limit our plans to expand our production capacity, as well as any future development of new vineyards and wineries. Future legal or regulatory challenges to the wine industry could also harm our business and impact our operating results.

Because our directors and officers have significant control over Ravenswood, other investors do not have as much influence on corporate decisions as they would if control were less concentrated

         Assuming all convertible debentures held by our directors and executive officers and their respective affiliates will be converted, and all options exercisable within 60 days of the date hereof by our directors and executive officers, will be exercised, our directors and executive officers and their respective affiliates would beneficially own 2,230,476 shares of common stock, or approximately 45.2% of our outstanding common stock and common stock equivalents. As a result, our directors and executive officers and their respective affiliates have significant influence in the election of directors and the approval of corporate actions that must be submitted for a vote of shareholders. The interests of these persons may conflict with the interests of other shareholders, and the actions they take or approve may be contrary to those desired by the other shareholders. This concentration of ownership may also have the effect of delaying, preventing or deterring an acquisition of Ravenswood by a third party.

Natural disasters, including earthquakes or fires, could destroy our facilities or our inventory

         California experiences earthquake activity from time to time, such as the recent earthquake in Napa. The Gehricke Road Facility, the Quarry Facility and all of the third-party facilities we use to produce and store our wine are located in areas that are subject to earthquake activity. If we lost all or a portion of our wine prior to its sale or distribution as a result of earthquake activity, we would lose our investment in, and anticipated profits and cash flows from, that wine. Such a loss would seriously harm our business and reduce our sales and profits.

         In addition, we must store our wine in a limited number of locations for a period of time prior to its sale or distribution. Any intervening catastrophes, such as fire, that result in the destruction of all or a portion of our wine would result in a loss of our investment in, and anticipated profits and cash flows from, that wine. Such a loss would seriously harm our business and reduce our sales and profits.

Our small market size and relatively low trading volume may limit the market price, liquidity or trading volume of our stock

         Our small size and relatively low trading volume may reduce the amount of research coverage from market analysts. This reduced level of coverage may limit the market price, liquidity or trading volume of our common stock.

Risks associated with potential Year 2000 problems

         Even though to date Ravenswood has not experienced any adverse impact from the transition to the Year 2000, Ravenswood cannot provide assurance that its suppliers and customers have not been affected in a manner that is not yet apparent. As a result, Ravenswood will continue to monitor its Year 2000 compliance and Year 2000 compliance of its suppliers and customers. Ravenswood will always face the risk presented by our, our vendors' and suppliers' reliance on technology and technologic services supplied by third parties.

                           FORWARD-LOOKING INFORMATION

This prospectus includes "forward-looking statements" regarding future events or our future performance within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the
"Exchange Act"). All statements other than statements of historical facts included in this prospectus or incorporated by reference in this prospectus regarding our financial position and business strategy may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee that these expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations are listed in this prospectus, and they include the forward-looking statements under "Risk Factors." All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these statements.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus. All proceeds will be received by the selling shareholder. See "Selling Shareholder."

                                    DILUTION

None of the shares offered hereby are being sold by us. Therefore, there will be no dilution in our net tangible book value per share as a result of the sale of the shares offered hereby.

                              PLAN OF DISTRIBUTION

We are registering all 300,000 shares on behalf of the selling shareholder. We will receive no proceeds from this offering. The selling shareholder or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling shareholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus may sell the shares from time to time. The selling shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling shareholder may effect these transactions by selling the shares to or through broker-dealers.

The shares may be sold by one or more of, or a combination of, the following:

      - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      -  purchases  by  a   broker-dealer   as  principal  and  resale  by  this
broker-dealer for its account through this prospectus;

      - an exchange distribution that complies with the rules of the exchange;

      - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

      - privately negotiated transactions.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate in the resales.

The selling shareholder may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling shareholder. The selling shareholder also may sell shares short and redeliver the shares to close out these short positions. The selling shareholder may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer these shares through this prospectus. The selling shareholder may also loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares by use of this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling shareholder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling shareholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the
Securities Act, the selling shareholder will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale through Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than through this prospectus. The selling shareholder has advised us that he has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholder.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. Under applicable rules and regulations under the Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not engage in market making activities with respect to our common stock for a period of one business day before the commencement of this distribution. In addition, the selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholder. We will make copies of this prospectus available to the selling shareholder and have informed him of the need for delivery of copies of this prospectus to purchasers at or before the time of any sale of the shares.

We will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by the selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares offered pursuant to this prospectus through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. This supplement will disclose:

      -  the  names  of  the  selling   shareholder  and  of  the  participating
broker-dealer(s);

      - the number of shares involved;

      - the price at which these shares were sold;

      - the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

      - that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

      - other facts material to the transaction.

In addition, upon being notified by the selling shareholder that a donee or pledgee intends to sell more than 500 shares pursuant to this prospectus, we will file a supplement to this prospectus.

We will bear all costs, expenses and fees in connection with the registration of the shares. The selling shareholder will bear all commissions and discounts, if any, attributable to his sales of the shares. The selling shareholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act. We and the selling shareholder have agreed to indemnify each other against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                              SELLING SHAREHOLDER

The  following  table sets  forth the name of the  selling  shareholder  and the number of shares being registered for sale as of the date of the prospectus. The shares  offered  by this  prospectus  may be  offered  from  time to time by the selling  shareholder.  The percent of beneficial ownership is based on 4,870,179 shares of common stock outstanding as of October 31, 2000.
                                                                                      After Offering
     Name of Selling          Number of Shares        Number of Shares        Number of Shares      Percent
       Shareholder           Beneficially Owned     Registered for Sale
                          Prior to Offering (1)(2)        Hereby
 Joel E. Peterson,               1,329,870                 300,000              1,029,870             27.25%
 Director, President and
 Winemaker

(1) The figures for the number of shares and the percentage of shares beneficially owned by the selling shareholder after the offering are based on the assumption that the selling shareholder will sell all of the shares registered for sale hereby. The selling shareholder may offer all, some or none of the shares pursuant to this prospectus and, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares. See "Plan of Distribution."

(2) Includes 10,000 shares issuable upon the exercise of options that are exercisable as of October 31, 2000 or within 60 days thereof.

                         WHERE TO FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Reports, proxy statements and other information concerning us are also available for inspection at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and the schedules thereto.

For further information with respect to us and our common stock, reference is made to the registration statement and exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and, with respect to any contract or other document filed as an exhibit to the registration statement, each such statement is qualified in all respects by reference to the applicable exhibit. Copies of the registration statement and the exhibits are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described above.

The SEC allows us to "incorporate by reference" into this prospectus the documents we file with them, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus is considered to be part of this prospectus. We incorporate by reference into this prospectus the documents listed below:

o Our Proxy Statement on Schedule 14A for the year ended June 30, 2000, as filed with the SEC on October 10, 2000, pursuant to Rule 14a-101 of the Exchange Act; and

o Our Annual Report on Form 10-KSB for the year ended June 30, 2000, as filed with the SEC on September 28, 2000, pursuant to Section 13(a) of the Exchange Act; and

o Our Registration Statement No. 000-30002 on Form 8-A, as filed with the SEC on February 8, 1999, in which there is described the terms, rights and provisions applicable to our outstanding common stock; and

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed or after the date of this initial registration statement before the effectiveness of the registration statement:

o    Reports filed under Sections 13(a) and (c) of the Exchange Act;

o Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders' meeting; and

o    Any reports filed under Section 15(d) of the Exchange Act.

We will provide, without charge, upon written or oral request of any person to whom a copy of this prospectus is delivered, a copy of any or all of the foregoing documents and information that has been or may be incorporated by reference herein. Requests for such documents and information should be directed to the following address:

Ravenswood Winery, Inc. Attention: Investor Relations, 18701 Gehricke Road, Sonoma, CA 95476. Telephone number (707) 938-1960.

You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement, if any. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than on the front of this document.

                                  LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for us by our legal counsel Farella Braun + Martel LLP, 235 Montgomery Street, Suite 3000, San Francisco, CA 94104.

                                     EXPERTS

Our financial statements appearing in our Annual Report (Form 10-KSB) for the year ended June 30, 2000 have been audited by Odenberg, Ullakko, Muranishi & Co., LLP, independent accountants, as set forth in their report thereon incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                 300,000 SHARES

                             RAVENSWOOD WINERY, INC.

                               18701 Gehricke Road
                                Sonoma, CA 95476

                                  COMMON STOCK

                                   PROSPECTUS

                                _______ ___, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the expenses to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered:

                                                                      Amount to
                                                                       Be Paid
                                                                       -------

Securities and Exchange Commission Fee..............................   $ 1,224
Legal Fees and Expenses.............................................   $ 5,000
Accounting Fees and Expenses........................................   $ 3,000
Printing Expenses...................................................   $   500
Miscellaneous.......................................................   $   276

Total...............................................................   $10,000
 .................................................................... ===========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article FIFTH of our Articles of Incorporation, as amended, provides for the indemnification of our officers and directors to the fullest extent permissible under California law. Section 5.8 of our Bylaws requires us to indemnify, and, in certain instances, advance expenses to, our agents, with respect to certain costs, expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding, to the fullest extent permitted by applicable law. Persons covered by this indemnification provision include our current and former directors, officers, employees and other agents, as well as persons who serve at our request as directors, officers, employees or agents of another enterprise.

Section 317(b) of the General Corporations Law of the State of California provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such the person is or was a director, officer, employee or other agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if the agent acted in good faith and in a manner the agent reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

Section 317(c) of the California Corporations law provides that a corporation shall have power to indemnify any agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent, against expenses actually and reasonably incurred by the agent in connection with the defense or settlement of the action if the agent acted in good faith and in a manner the agent believed to be in the best interest of the corporation and its shareholders.

Section 317(c) further provides that no indemnification may be made for any of the following: (i) in respect of any claim, issue or matter as to which the agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such proceeding is or was pending shall determine that the agent is fairly and reasonably entitled to indemnification for expenses, (ii) of amounts paid in settling or otherwise disposing of a pending action without court approval and (iii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

Section 317(d) of the Corporations law requires that an agent be indemnified against expenses actually and reasonably incurred to the extent the agent has been successful on the merits in the defense of proceedings referred to in subdivisions (b) or (c) of Section 317. Except as provided in Section 317(d), and pursuant to Section 317(e), indemnification under Section 317 shall be made by the corporation only if specifically authorized and upon a determination that indemnification is proper under the circumstances because the agent has met the applicable standard of conduct set forth in Section 317(b) or (c), by any of the following: (i) a majority vote of a quorum consisting of directors who are not parties to the proceeding, (ii) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion, (iii) approval of the shareholders, provided that any shares owned by the agent may not be counted in this vote, or (iv) the court in which such proceeding is or was pending.

Pursuant to Section 317(f) of the Corporations law, the corporation may advance expenses incurred in defending any proceeding upon receipt of an undertaking by the agent to repay the amount if it is ultimately determined that the agent is not entitled to be indemnified.

Section 317(h) provides, with certain exceptions, that no indemnification shall be made under Section 317 where it appears that it would be inconsistent with a provision of the corporation's articles, bylaws, a shareholder resolution or an agreement which prohibits or otherwise limits indemnification, or where it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

Section 317(i) authorizes a corporation to purchase and maintain insurance on behalf of an agent for liabilities arising by reason of the agent's status, whether or not the corporation would have the power to indemnify the agent against liability under the provisions of Section 317.

Section 5.8 of our Bylaws authorizes us to purchase and maintain insurance on behalf of any person indemnified by us. We currently maintain a directors and officers liability policy in the amount of $5,000,000.

We have entered into indemnification agreements with each of our Directors and executive officers. The indemnification agreements supplement the provisions of our Articles of Incorporation that eliminate the potential liability of Directors and officers to our company or its shareholders in certain situations, as permitted by law.

ITEM 16.  EXHIBITS

The following is a list of Exhibits filed as part of the Registration Statement:

5.1    Opinion of Farella Braun + Martel LLP.

23.1   Consent of Odenberg Ullako, Muranishi & Co., LLP

23.2   Consent of Farella Braun + Martel LLP (included in Exhibit 5.1)

24     Power of Attorney (contained on page 19).

ITEM 17.  UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Sonoma, State of California, on October 30, 2000.

                                         RAVENSWOOD WINERY, INC.

                                         By: /s/ W. Reed Foster
                                            ------------------------------------
                                            W. Reed Foster
                                            Chief Executive Officer and
                                            Chairman of the Board of Directors

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints W. Reed Foster, Joel E. Peterson, Justin
M. Faggioli and Callie S. Konno, and each of them, such person's true and lawful attorneys-in-fact, each with power of substitution to sign any and all amendments to this registration statement (including without limitation any post-effective amendments thereto), and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on October 30, 2000.

                                    By:   /s/ W. Reed Foster
                                          --------------------------------------
                                          W. Reed Foster
                                          Chief Executive Officer
                                          and Chairman of the Board of Directors
                                          (Principal Executive Officer)

                                    By:   /s/ Callie S. Konno
                                          --------------------------------------
                                          Callie S. Konno
                                          Chief Financial Officer
                                          (Principal Financial and
                                          Accounting Officer

                                   By:    /s/ Joel E. Peterson
                                          --------------------------------------
                                          Joel E. Peterson
                                          President, Winemaker and Director

                                   By:    /s/ Justin M. Faggioli
                                          --------------------------------------
                                          Justin M. Faggioli
                                          Senior Vice President and Director

                                    By:
                                          --------------------------------------
                                          James F. Wisner
                                          Director

                                   By:
                                          --------------------------------------
                                          Robert E. McGill, III
                                          Director

                                   By:
                                          --------------------------------------
                                          John D. Nichols
                                          Director

                               INDEX TO EXHIBITS

No.  Description of Document
---  -----------------------

5.1    Opinion of Farella Braun + Martel LLP.

23.1   Consent of Odenberg Ullako, Muranishi & Co., LLP.

23.2   Consent of Farella Braun + Martel LLP (included in Exhibit 5.1).

24     Power of Attorney (contained on page 19).